United States

Securities and Exchange Commission

Washington, DC 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(A)

AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No.     )*

Thermage, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

88343R 10 1 (CUSIP Number)

December 31, 2006

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting persons’ initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 88343R 10 1

1.	Name of Reporting Persons I.R.S. Identification Nos. Of Persons (Entities Only)

Draper Fisher Jurvetson ePlanet Ventures L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

1,359,872 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

1,359,872 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,359,872 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

5.98%
12.	Type of Reporting Person (see Instructions)

PN

CUSIP NUMBER 88343R 10 1

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Fisher Jurvetson ePlanet Partners, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

1,359,872 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

1,359,872 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,359,872 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

5.98%
12.	Type of Reporting Person (see Instructions)

OO

CUSIP NUMBER 88343R 10 1

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Fisher Jurvetson ePlanet Partners Fund, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

28,241 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

28,241 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

28,241 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.12%
12.	Type of Reporting Person (see Instructions)

OO

CUSIP NUMBER 88343R 10 1

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Germany

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

24,005 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

24,005 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

24,005 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.11%
12.	Type of Reporting Person (see Instructions)

PN

CUSIP NUMBER 88343R 10 1

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Fisher Jurvetson ePlanet Verwaltungs GmbH
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Germany

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

24,005 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

24,005 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

24,005 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.11%
12.	Type of Reporting Person (see Instructions)

OO

CUSIP NUMBER 88343R 10 1

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Timothy C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0 (See Items 2 and 4)
6. Shared Voting Power

1,412,118 (See Items 2 and 4)
7. Sole Dispositive Power

0 (See Items 2 and 4)
8. Shared Dispositive Power

1,412,118 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,412,118 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

6.21%
12.	Type of Reporting Person (see Instructions)

IN

CUSIP NUMBER 88343R 10 1

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Stephen T. Jurvetson
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

1,412,118 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

1,412,118 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,412,118 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

6.21%
12.	Type of Reporting Person (see Instructions)

IN

CUSIP NUMBER 88343R 10 1

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

John H. N. Fisher
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

1,412,118 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

1,412,118 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,412,118 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

6.21%
12.	Type of Reporting Person (see Instructions)

IN

CUSIP NUMBER 88343R 10 1

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Asad Jamal
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United Kingdom

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

1,383,877 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

1,383,877 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,383,877 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

6.08%
12.	Type of Reporting Person (see Instructions)

IN

Item 1	(a) Name of Issuer:

Thermage, Inc.

Item 1	(b) Address of Issuer’s principal executive offices:

25881 Industrial Boulevard Hayward, California 94545

Item 2.	This Schedule 13G is filed on behalf of (i) Draper Fisher Jurvetson ePlanet Ventures L.P., a Cayman Islands limited partnership, (ii) Draper Fisher Jurvetson ePlanet Partners, Ltd., a Cayman Islands exempted limited liability company, (iii) Draper Fisher Jurvetson ePlanet Partners Fund, LLC, a California limited liability company, (iv) Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, a German partnership, (v) Draper Fisher Jurvetson ePlanet Verwaltungs GmbH, a German limited liability company, (vi) Timothy C. Draper, a United States citizen (“Draper”), (vii) John H. N. Fisher, a United States citizen (“Fisher”), (viii) Stephen T. Jurvetson, a United States citizen (“Jurvetson”) and (ix) Asad Jamal, a United Kingdom citizen (“Jamal”).

Relationships

(1) Draper Fisher ePlanet Ventures L.P. is a Cayman Islands limited partnership (“Fund”).

(2) Draper Fisher Jurvetson ePlanet Partners, Ltd. (“ePlanet Ltd.”) is the general partner of the Fund. The managing directors of the general partner of the Fund are Messrs. Draper, Fisher, Jurvetson and Jamal.

(3) Draper Fisher Jurvetson ePlanet Partners Fund, LLC (“ePlanet Partners Fund LLC”) is a side-by-side fund of the Fund. Decisions with respect to ePlanet Partners Fund LLC securities are made automatically in conjunction with decisions by the Fund.

(4) Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG (“ePlanet GmbH”) is a side-by-side limited partnership to the Fund. Draper Fisher Jurvetson ePlanet Verwaltungs GmbH (“ePlanet Verwaltungs GmbH”) is the general partner of ePlanet GmbH. The managing directors of ePlanet Verwaltungs GmbH are Messrs. Draper, Fisher, Jurvetson and Jamal.

Messrs. Draper, Fisher, Jurvetson and Jamal disclaim beneficial ownership of the shares held directly by the Fund, ePlanet Ltd, ePlanet Partners Fund LLC, ePlanet GmbH, and ePlanet Verwaltungs GmbH, except to the extent of their pecuniary interest therein.

Item 2	(a) Name of person filing:

Draper Fisher Jurvetson ePlanet Ventures L.P.

Draper Fisher Jurvetson ePlanet Partners, Ltd.

Draper Fisher Jurvetson ePlanet Partners Fund, LLC

Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG

Draper Fisher Jurvetson ePlanet Verwaltungs GmbH

Timothy C. Draper

John H. N. Fisher

Stephen T. Jurvetson

Asad Jamal

Item 2	(b) Address of principal business office or, if none, residence:

2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025

Item 2	(c)	Citizenship:

		Draper Fisher Jurvetson ePlanet Ventures L.P.	Cayman Islands

		Draper Fisher Jurvetson ePlanet Partners, Ltd.	Cayman Islands

		Draper Fisher Jurvetson ePlanet Partners Fund, LLC	United States

		Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG	Germany

		Draper Fisher Jurvetson ePlanet Verwaltungs GmbH	Germany

		Timothy C. Draper	United States

		John H. N. Fisher	United States

		Stephen T. Jurvetson	United States

		Asad Jamal	United Kingdom

Item 2	(d)	Title of class of securities: Common Stock, par value $0.001 per share.

The Issuer registered its Common Stock on its S-1 Registration Statement filed with the SEC on August 10, 2006. Each of the Reporting Persons identified in Item 2(a) above holds Common Stock

Item 2	(e)	CUSIP No.: 88343R 10 1

Item 3.	If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

	(d)	☐	Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

	(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(e);

	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(f);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(g);

	(h)	☐	A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

	(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(j).

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Draper Fisher Jurvetson ePlanet Ventures L.P.

	A.	Amount Beneficially owned: 1,359,872

	B.	Percent of Class: 5.98%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power: 0

		2.	shared voting power: 1,359,872

		3.	sole dispositive power: 0

		4.	shared dispositive power: 1,359,872

Draper Fisher Jurvetson ePlanet Partners, Ltd.

	A.	Amount Beneficially owned: 1,359,872

	B.	Percent of Class: 5.98%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power: 0

		2.	shared voting power: 1,359,872

		3.	sole dispositive power: 0

		4.	shared dispositive power: 1,359,872

Draper Fisher Jurvetson ePlanet Partners Fund, LLC

	A.	Amount Beneficially owned: 28,241

	B.	Percent of Class: 0.12%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power: 0

		2.	shared voting power: 28,241

		3.	sole dispositive power: 0

		4.	shared dispositive power: 28,241

Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG

A.	Amount Beneficially owned: 24,005

B.	Percent of Class: 0.11%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power: 0

	2.	shared voting power: 24,005

	3.	sole dispositive power: 0

	4.	shared dispositive power: 24,005

Draper Fisher Jurvetson ePlanet Verwaltungs GmbH

A.	Amount Beneficially owned: 24,005

B.	Percent of Class: 0.11%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power: 0

	2.	shared voting power: 24,005

	3.	sole dispositive power: 0

	4.	shared dispositive power: 24,005

Timothy C. Draper

A.	Amount Beneficially owned: 1,412,118

B.	Percent of Class: 6.21%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power: 0

	2.	shared voting power: 1,412,118

	3.	sole dispositive power: 0

	4.	shared dispositive power: 1,412,118

John H. N. Fisher

A.	Amount Beneficially owned: 1,412,118

B.	Percent of Class: 6.21%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power: 0

	2.	shared voting power: 1,412,118

	3.	sole dispositive power: 0

	4.	shared dispositive power: 1,412,118

Stephen T. Jurvetson

A.	Amount Beneficially owned: 1,412,118

B.	Percent of Class: 6.21%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power: 0

	2.	shared voting power: 1,412,118

	3.	sole dispositive power: 0

	4.	shared dispositive power: 1,412,118

Asad Jamal

A.	Amount Beneficially owned: 1,383,877

B.	Percent of Class: 6.08%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power: 0

	2.	shared voting power: 1,383,877

	3.	sole dispositive power: 0

	4.	shared dispositive power: 1,383,877

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2007

Draper Fisher Jurvetson ePlanet Ventures L.P.

By:	Draper Fisher Jurvetson ePlanet Partners, Ltd. (General Partner)

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson ePlanet Partners, Ltd.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson ePlanet Partners Fund, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG

By:	Draper Fisher Jurvetson ePlanet Verwaltungs GmbH (General Partner)

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson ePlanet Verwaltungs GmbH

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

/s/ Timothy C. Draper
Timothy C. Draper

/s/ John H.N. Fisher
John H.N. Fisher

/s/ Stephen T. Jurvetson
Stephen T. Jurvetson

/s/ Asad Jamal
Asad Jamal

Exhibit Index

Exhibit	Description
99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith